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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 5, 2012

PROVIDENCE AND WORCESTER RAILROAD COMPANY
 (Exact name of registrant as specified in its charter)

Rhode Island	0-16704	05-0344399
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Hammond Street, Worcester, Massachusetts  01610
(address, including zip code, of principal executive offices)

(508) 755-4000
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
ž      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ž      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ž      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ž      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 8.01 Other Events

On April 4, 2012, Providence and Worcester Railroad Company (the “Company”) and National Railroad Passenger Corporation (“Amtrak”) entered into the 2012 Settlement and Amendment Agreement (the “2012 Agreement”) which settles certain disputes between the parties and amends, in part, both an Agreement dated January 3, 1978 (the “1978 Agreement”) and an Agreement dated July 9, 1979 by and between Amtrak and the Company.  Under the 1978 Agreement, Amtrak obtained the right to remove certain Company trackage subject to the requirement of providing replacement facilities.

Under the 2012 Agreement, Amtrak’s obligations to P&W for outstanding track capacity are satisfied in full by, among other things, Amtrak (1) granting the Company a license for railroad operations to certain Amtrak trackage located in Cranston, RI (the “Cranston Yard Trackage”), (2) delivering to the Company track materials, (3) granting the Company a credit against mileage charges payable to Amtrak by the Company for freight traffic utilizing the Northeast Corridor, and (4) cash, with the foregoing items having  an agreed aggregate value of $5,578,305.00.   The 2012 Agreement also relieves Amtrak of any future obligation (a) to maintain the Cranston Yard Trackage, and (b) to replace P&W track capacity modified or eliminated by Amtrak provided that no such modification or elimination may unreasonably interfere with the continuity of tracks being used for P&W’s freight service.  The 2012 Agreement also contains provisions allocating the risk of use of the Cranston Yard Trackage, establishing procedures for contesting Amtrak invoices for maintenance of NEC freight sidings along the Northeast Corridor, permitting the Company to bill Amtrak for non-routine services requested by Amtrak and provided by the Company and permitting Amtrak to deduct from its cash payment to the Company the amount of certain uncontested invoices.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1945, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Providence and Worcester Railroad Company

By: /s/ Marie A. Angelini Marie A. Angelini, Secretary and General Counsel

Dated:  April 5, 2012